NEWS RELEASE

FOR IMMEDIATE RELEASE

Ruby Tuesday Reports Third Quarter Results – Records improved profitability and same-restaurant sales versus first half of Fiscal 2009; Pays down $80 million of debt year-to-date; Provides more favorable FY 2009 Outlook

MARYVILLE, TN - April 7, 2009 – Ruby Tuesday reported revenue of $317.5 million for its third fiscal quarter ended March 3, 2009, versus $351.2 million for the same period a year ago, with the decrease reflecting a 6.8% decline in same-restaurant sales and 50 fewer restaurants in operation than in the prior year. The Company also reported diluted earnings per share of $0.09 on net income of $4.8 million for the Company’s third quarter. This compares to diluted earnings per share of $0.23 on net income of $11.7 million for the third quarter of the prior year. As part of the restructuring announced in December 2008, third quarter 2009 earnings include Closures and impairment expenses of $14.6 million pre-tax, which reduced diluted earnings per share by $0.17. During the quarter, the Company was successful in moderating its sales decline and controlling costs at both the restaurant and corporate levels. Operating results also benefited from the previously announced restaurant closings.

Sandy Beall, founder and CEO commented, “The decisive actions that we have undertaken this fiscal year are beginning to gain traction. We are encouraged by our third quarter results, and we experienced excellent progress in several key areas:

•	We paid down nearly $40 million of debt, bringing our year-to-date total to just over $80 million;
•	Same restaurant sales trends improved;
•	Debt to EBITDAR (earnings before interest, taxes, depreciation, amortization, and rent), one of our key bank ratios, declined and we were in compliance with our debt covenants; and
•	We continue to operate our restaurants at high levels of guest satisfaction.

“While the near-term economic environment is expected to remain under pressure, we are doing everything we can to finish our fiscal year with strength and carry the momentum we gained in the third quarter over to our next fiscal year. Third quarter results began to benefit from many of the

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April 7, 2009

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actions we have taken to reposition the brand, revitalize sales, and improve cash flow. Specifically, we have significantly increased the quality of our food, service, and the look and feel of our restaurants. We have evolved our marketing to a more entrepreneurial focus, and in the last two quarters we have identified cost reductions of $45-50 million annualized.”

Third Quarter Highlights

•

Same-restaurant sales at Company-owned Ruby Tuesday restaurants decreased 6.8%, while same-restaurant sales at domestic franchise Ruby Tuesday restaurants were down 5.1%, as compared to declines of 12.7% and 12.0% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively, in the third quarter of the prior year.

Third quarter fiscal 2009 same-restaurant sales:

	December	January	February	Third Quarter
Company-Owned	-9.0%	-5.9%	-5.1%	-6.8%
Domestic Franchise	-9.9%	-1.1%	-2.8%	-5.1%

•

Total revenues were down 9.6% primarily reflecting the 6.8% decline in same-restaurant sales and a net decrease of 50 restaurants from the same quarter of the prior year largely because of the closure of 43 restaurants during the quarter. One Company-operated restaurant was opened during the quarter.

•

Sales at domestic and international franchise Ruby Tuesday restaurants (which are the basis for determining royalty fees included in franchise income on the Company’s operating statement) totaled $96,782,000 and $100,256,000 for the third quarter of fiscal 2009 and 2008, respectively.

•

Closures and impairment expenses included lease reserves and restaurant-related impairments, and closing-related charges. These expenses were in line with our previous estimate and principally relate to the restructuring announced in December.

•	Third quarter pretax income in fiscal 2009 benefited from a change in accounting estimate for gift cards of $1.9 million.

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•	The Company’s effective tax rate was below the statutory rate because of the impact of tax credits.
•

Capital expenditures were $2.9 million in the quarter compared with $25.0 million a year earlier as new unit expansion is on hold and maintenance capital spending requirements are relatively modest because of the recent reimaging.

•

The Company was in compliance with its debt covenants as of the end of the third quarter: the leverage ratio was 3.91, versus a maximum requirement of 4.25 and represents a contractual step down from the 4.5 times EBITDAR that was allowed at the end of the second quarter; the fixed charge coverage ratio was 2.50, compared with a minimum threshold of 2.25; and net worth exceeded the minimum requirement by $19.2 million.

•	The Company had 52.8 million shares outstanding at the end of the quarter.

Fiscal 2009 Guidance

•

Restaurant openings/closings – The Company added one restaurant acquired from a franchisee in the fourth quarter. For the year, the Company projects it will close a net of approximately 48 restaurants. Franchisees are expected to open a net of four restaurants in the fourth quarter, three of which will be international. For the year, domestic franchisees are projected to open a net of four and international franchisees a net of 7 new restaurants.

•	Same-restaurant sales are expected to decline 8% to 9% for the year, compared with prior guidance of a 9-10% decline, which assumes some further improvement during the fourth quarter.
•	Other expenses – depreciation is projected to be in the $74-76 million range and Selling, general, and administrative expenses are targeted to be down 25-30% from a year earlier.
•

Including the impact of our Closures and impairments and Goodwill charges in the second and third quarters that totaled $0.88 per share, the diluted loss per share for the year is projected to be in the range of $0.40-0.50, versus our prior guidance of a loss of $0.45-0.55.

•	Capital expenditures for the year are expected to be in the $17.5-18.5 million range.
•	Debt pay-down is projected to be in the range of $90-100 million for the year, compared with our prior guidance of $80-90 million.

In closing, Mr. Beall commented, “This is as difficult an operating environment as I have ever seen. Nonetheless, I have never felt better about how we are operating our restaurants and our business.

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Our team members have responded to these times, maintaining their focus on serving our guests while simultaneously watching costs very closely and seizing opportunities to increase sales and we are encouraged by our sales and profit momentum in the second half of our fiscal year. We recognize the need to stay focused and not let up in order to restore shareholder value and be in a position to excel as the economy and consumer improves.”

About Ruby Tuesday

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 46 states, the District of Columbia, Puerto Rico, Guam, and 14 foreign countries. As of March 3, 2009, the Company-owned and operated 671 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 173 and 58 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

For more information, contact:

Steve Rockwell	Phone: 865-379-5700

Vice-President, Finance

The Company will host a conference call, which will be a live web-cast, this afternoon at 4:30 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and re-franchises. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes and remodeled restaurants; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

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RUBY TUESDAY, INC.

Financial Results For the Third Quarter of Fiscal Year 2009
(Amounts in thousands except per share amounts)

	13 Weeks		13 Weeks			39 Weeks		39 Weeks
	Ended		Ended			Ended		Ended
	March 3,	Percent	March 4,	Percent	Percent	March 3,	Percent	March 4,	Percent	Percent
	2009	of Revenue	2008	of Revenue	Change	2009	of Revenue	2008	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$ 315,114	99.2	$ 348,025	99.1		$ 924,027	99.2	$ 1,008,412	99.0
Franchise revenue	2,408	0.8	3,208	0.9		7,274	0.8	10,541	1.0
Total revenue	317,522	100.0	351,233	100.0	(9.6)	931,301	100.0	1,018,953	100.0	(8.6)

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	89,831	28.5	97,260	27.9		256,309	27.7	278,971	27.7
Payroll and related costs	104,087	33.0	115,170	33.1		319,123	34.5	334,636	33.2
Other restaurant operating costs	61,799	19.6	68,445	19.7		195,102	21.1	202,638	19.9
Depreciation and amortization	17,927	5.7	24,288	7.0		57,381	6.2	73,021	7.2
(as a percent of Total revenue)
Loss from Specialty Restaurant Group, LLC bankruptcy	(168)	(0.1)	95	0.0		(114)	0.0	252	0.0
Selling, general and administrative, net	16,270	5.1	25,132	7.2		67,346	7.2	87,619	8.6
Closures and Impairments	14,587	4.6	1,877	0.5		53,770	5.8	4,357	0.4
Goodwill Impairment						18,957	2.0
Equity in losses of unconsolidated franchises	370	0.1	1,118	0.3		448	0.0	3,576	0.4
Total operating costs and expenses	304,703		333,385			968,322		985,070

Earnings/(Loss) before Interest and Taxes	12,819	4.0	17,848	5.1	(28.2)	(37,021)	(4.0)	33,883	3.3	(209.3)

Interest expense, net	7,781	2.5	8,448	2.4		27,470	2.9	23,828	2.3

Pre-tax Profit/(Loss)	5,038	1.6	9,400	2.7	(46.4)	(64,491)	(6.9)	10,055	1.0	(741.4)

Provision/(benefit) for income taxes	268	0.1	(2,308)	(0.6)		(32,127)	(3.4)	(2,392)	(0.2)

Net Income/(Loss)	$ 4,770	1.5	$ 11,708	3.3	(59.3)	$ (32,364)	(3.5)	$ 12,447	1.2	(360.0)

Earnings/(Loss) Per Share:
Basic	$ 0.09		$ 0.23		(60.9)	$ (0.63)		$ 0.24		(362.5)
Diluted	$ 0.09		$ 0.23		(60.9)	$ (0.63)		$ 0.24		(362.5)

Shares:
Basic	51,403		51,381			51,393		51,635
Diluted	51,403		51,411			51,393		51,779

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RUBY TUESDAY, INC.

Financial Results For the Third Quarter
of Fiscal Year 2009
(Amounts in thousands)

	March 3,	June 3,
CONDENSED BALANCE SHEETS	2009	2008
Assets
Cash and Short-Term Investments	$8,688	$16,032
Accounts and Notes Receivable	7,732	10,515
Inventories	21,278	21,323
Income Tax Receivable	9,081	7,708
Deferred Income Taxes	17,537	4,525
Assets Held for Disposal	32,454	24,268
Prepaid Rent and Other Expenses	14,068	20,538

Total Current Assets	110,838	104,909

Property and Equipment, Net	991,548	1,088,356
Goodwill, Net		18,927
Notes Receivable, Net	1,531	1,884
Other Assets	45,051	57,861

Total Assets	$1,148,968	$1,271,937

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$18,047	$17,301
Other Current Liabilities	107,106	97,852
Long-Term Debt, including Capital Leases	507,240	588,142
Deferred Income Taxes	17,411	27,422
Deferred Escalating Minimum Rents	40,484	42,450
Other Deferred Liabilities	54,801	67,252

Total Liabilities	745,089	840,419

Shareholders' Equity	403,879	431,518

Total Liabilities and
Shareholders' Equity	$1,148,968	$1,271,937